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UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

______________________________

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  March 31, 2011

Clear Skies Solar, Inc.

 (Exact name of Registrant as specified in its charter)

Delaware	000-53105	30-0401535
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

200 Old Country Road, Suite 610 Mineola, NY	11501-4241
(Address Of Principal Executive Office)	(Zip Code)

Registrant's telephone number, including area code: (516) 282-7652

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

      .   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

      .   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

      .   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

      .   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02.

Unregistered Sales of Equity Securities.

On March 31, 2011 (the “Effective Date”), Clear Skies Solar, Inc. (the “Company”) raised gross proceeds of $300,000 in a private placement to an Accredited Investor of 12.5 million shares of common stock, par value of $.001 per share (the “Common Stock”), and a three-year immediately exercisable  warrant (the “Warrant”) to purchase, at prices to be determined based on a discount from the market price at the time of exercise unless previously reduced because of earlier anti-dilution adjustment, a total of 25,522,608 additional shares of Common Stock.  The Warrant may not be exercised at times when its exercise would result in ownership by the holder and its affiliates of more than 9.99% of the then outstanding shares of Common Stock.

In connection with the foregoing private placement and for services rendered, the Company issued a three-year immediately exercisable warrant to MidSouth Capital, Inc. (the “MidSouth Warrant”) to purchase 405,405 shares of Common Stock at an exercise price of $0.037 per share.

The Common Stock, Warrant and MidSouth Warrant were issued in reliance upon the exemption from the registration requirements of the Securities Act of 1933, as amended (the “Act”), provided in Sections 4(2) and 4(5), as a transaction by the Company not involving a public offering.  In addition, the issuance of the Common Stock, Warrant and MidSouth Warrant was also in accordance with Regulation D of the Act.   Appropriate restrictive legends were affixed to the Common Stock, Warrant and MidSouth Warrant.

The above disclosure is qualified by reference to the Securities Purchase Agreement and Warrant for the foregoing private placement attached as Exhibits 4.1, 4.2  and 10.1 to this Current Report on Form 8-K.

Item 9.01.

Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
4.1	Form of Common Stock Warrant, dated March 31, 2011, issued to the Accredited Investor.
4.2	Form of Common Stock Warrant, dated March 31, 2011, issued to MidSouth Capital, Inc.
10.1	Form of Securities Purchase Agreement, dated March 31, 2011, between the Company and the Accredited Investor.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Clear Skies Solar, Inc.

Dated:  April 6, 2011

By:    /s/ Arthur Goldberg

Arthur Goldberg,

Chief Financial Officer

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